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                                                                     EXHIBIT 5.1

                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
               TELEPHONE 650-493-9300   FACSIMILE 650-493-6811


                               December 23, 1997

Seagate Software, Inc.
915 Disc Drive
Scotts Valley, California 95066

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 19, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 11,788,009 shares of your Common Stock under the 1996 Stock Option Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan and compensation agreements are referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation